Exhibit 99.2

News Release

Weatherford Amends Previously Announced Tender Offers

Baar, Switzerland, June 8, 2016 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) announced amendments with respect to the previously announced offers (the “Tender Offers”) by Weatherford International Ltd., a Bermuda exempted company and indirect, wholly owned subsidiary of the Company (“Weatherford Bermuda”), and Weatherford International, LLC, a Delaware limited liability company and indirect, wholly owned subsidiary of the Company and indirect subsidiary of Weatherford Bermuda (“Weatherford Delaware” and, together with Weatherford Bermuda, the “Offerors”) to purchase for cash Weatherford Delaware’s 6.35% senior notes due 2017 (the “2017 Notes”) and Weatherford Bermuda’s 6.00% senior notes due 2018 (the “2018 Notes”), 9.625% senior notes due 2019 (the “2019 Notes”) and 5.125% senior notes due 2020 (the “2020 Notes” and, together with the 2017 Notes, 2018 Notes and 2019 Notes, the “Notes”) (as amended, the “Amended Tender Offers”).

The amendments provide for:

(i) an increase in the aggregate maximum purchase price (excluding accrued interest) of Notes the Offerors are offering to purchase from $1.1 billion (the “Initial Aggregate Maximum Purchase Price”) to $2.1 billion (the “Amended Aggregate Maximum Purchase Price”);

(ii) an increase in the consideration offered per $1,000 principal amount of the 2018 Notes, the 2019 Notes and 2020 Notes as shown in the table below (as increased, with respect to each series of Notes, the “Amended Tender Offer Consideration” or the “Amended Total Consideration”);

(iii) an elimination of the $250.0 million cap on the aggregate principal amount of 2019 Notes Weatherford Bermuda is offering to purchase;

(iv) an increase in the aggregate principal amount of 2020 Notes Weatherford Bermuda is offering to purchase from $100.0 million to $275.0 million (as increased, the “Amended 2020 Tender Cap”);

(v) an extension of the period during which validly tendered (and not validly withdrawn) Notes are eligible to receive the Early Tender Premium described below from 5:00 p.m., New York City time, on June 14, 2016 to 5:00 p.m., New York City time, on June 16, 2016 (such date and time, as it may be extended, the “Early Tender Date”);

(vi) an extension of the period during which tendered Notes may be withdrawn from the Amended Tender Offers from 5:00 p.m., New York City time, on June 14, 2016 to 5:00 p.m., New York City time, on June 16, 2016 (such date and time, as it may be extended, the “Withdrawal Deadline”); and

(vii) an extension of the expiration date of the Amended Tender Offers from 12:00 midnight, New York City time, at the end of the day on June 28, 2016 to 12:00 midnight, New York City time, at the end of the day on June 30, 2016 (the “Expiration Date”).

Additionally, since the financing condition to which the Tender Offers were previously subject has been satisfied, the Offerors announced that the increase in the Amended Aggregate Maximum Purchase Price, the removal of the cap on the 2019 Notes and the Amended 2020 Tender Cap are now conditioned upon Weatherford Bermuda having closed by the Early Settlement Date an offering of senior notes, in one or more tranches and with terms and conditions satisfactory to Weatherford Bermuda (the “Senior Notes Offering”), that provide gross proceeds of at least U.S.$1.0 billion (the “Amended Financing Condition”).

Finally, the Offerors announced that even if the Amended Financing Condition is not satisfied or waived by the Early Settlement Date (as defined below), the Offerors will accept for purchase Notes with an aggregate maximum purchase price equal to the Initial Aggregate Maximum Purchase Price ($1.1 billion) for the Amended Tender Offer Consideration or Amended Total Consideration, subject, however, to the previously announced Acceptance Priority Levels (as set forth in the table below), the Initial Tender Caps (as set forth in the table below) and proration.

This announcement amends Weatherford Delaware’s and Weatherford Bermuda’ Offer to Purchase, dated June 1, 2016 (as amended, the “Offer to Purchase”). Other than the amendments described above, all terms and conditions in the Offer to Purchase remain unchanged.

					Dollars per $1,000 Principal Amount of Notes
Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Amended Tender Cap / Initial Tender Cap	Acceptance Priority Level	Amended Tender Offer Consideration/ Initial Tender Offer Consideration	Early Tender Premium	Amended Total Consideration / Initial Total Consideration
Weatherford Delaware’s 2017 Notes	947074AJ9 / 947074AF7 / U94320AC9	$600,000,000	N/A	1	$1,020.00	$30	$1,050.00
Weatherford Bermuda’s 2018 Notes	947075AD9	$500,000,000	N/A	2	$1,025.00 / $1,012.50	$30	$1,055.00 / $1,042.50
Weatherford Bermuda’s 2019 Notes	947075AF4	$1,000,000,000	N/A / $250,000,000	3	$1,065.00 / $990.00	$30	$1,095.00 / $1,020.00
Weatherford Bermuda’s 2020 Notes	94707VAA8	$773,088,000	$275,000,000 / $100,000,000	4	$910.00 / $805.00	$30	$940.00 / $835.00

Holders of Notes that are validly tendered (and not validly withdrawn) prior to the Early Tender Date and accepted for purchase pursuant to the Amended Tender Offers will receive the applicable Amended Total Consideration for such series, which includes the early tender premium for such series of Notes set forth in the table above (with respect to each series of Notes, the “Early Tender Premium”). Holders of Notes tendering their Notes after the Early Tender Date will only be eligible to receive the Amended Tender Offer Consideration, which is the Amended Total Consideration less the Early Tender Premium.

All Notes validly tendered and accepted for purchase pursuant to the Amended Tender Offers will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the applicable Settlement Date (as defined below). Tendered Notes may be withdrawn from the Amended Tender Offers prior to the Withdrawal Deadline, unless extended by Weatherford Bermuda or Weatherford Delaware. Holders of Notes who tender their Notes after the Withdrawal Deadline, but prior to the Expiration Date, may not withdraw their tendered Notes.

The Offerors reserve the right, but are under no obligation, subject to the satisfaction or waiver of the conditions (including the Amended Financing Condition) to the Tender Offers, to accept for purchase any Notes validly tendered and not validly withdrawn prior to the Early Tender Date, at any point following the Early Tender Date and before the Expiration Date (the “Early Settlement Date”), subject to the Acceptance Priority Levels, the Amended Aggregate Maximum Purchase Price, the Amended 2020 Tender Cap, and proration. The Early Settlement Date will be determined at each Offeror’s option and is currently expected to occur on June 17, 2016, subject to all conditions to the Amended Tender Offers (including the Amended Financing Condition) having been either satisfied or waived by the applicable Offeror. If the Amended Financing Condition is not satisfied or waived by the Early Settlement Date, the Offerors reserve the right, but are under no obligation to accept for purchase any Notes validly tendered and not validly withdrawn prior to the Early Tender Date, at the Early Settlement Date, subject to the Acceptance Priority Levels, the Initial Aggregate Maximum Purchase Price, the Initial Tender Caps (as set forth in the table above), and proration. Irrespective of whether an Offeror chooses to exercise its option to have an Early Settlement Date, such Offeror will purchase any remaining Notes that have been validly tendered and not validly withdrawn prior to the Expiration Date and that such Offeror chooses to accept for purchase promptly following the Expiration Date, subject to the Initial Aggregate Maximum Purchase Price or the Amended Aggregate Maximum Purchase Price, as applicable, the Initial Tender Caps or the Amended 2020 Tender Cap, as applicable, and proration (the “Final Settlement Date,” the Final Settlement Date and the Early Settlement Date each being a “Settlement Date”). The Final Settlement Date is expected to occur on the first business day following the Expiration Date.

Subject to the Initial Aggregate Maximum Purchase Price or the Amended Aggregate Maximum Purchase Price, as applicable, the Initial Tender Caps or the Amended 2020 Tender Cap, as applicable, and proration, the Notes accepted on any Settlement Date will be accepted in accordance with their Acceptance Priority Levels set forth in the table above, with one being the highest Acceptance Priority Level and four being the lowest Acceptance Priority Level. All Notes tendered before the Early Tender Date will be accepted for purchase in priority to other Notes tendered after the Early Tender Date, even if such Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date.

Acceptance for tenders of any Notes may be subject to proration if the aggregate principal amount for any series of Notes validly tendered and not validly withdrawn would cause the Initial Aggregate Maximum Purchase Price or the Amended Aggregate Maximum Purchase Price, as applicable, to be exceeded. Acceptance for tenders of 2019 Notes and 2020 Notes may be subject to proration if the aggregate principal amount of the 2019 Notes or 2020 Notes validly tendered and not validly withdrawn is greater than the applicable Tender Cap, if any.

The consummation of the Amended Tender Offers is not conditioned upon any minimum amount of Notes being tendered. However, the Amended Tender Offers are subject to the satisfaction or waiver of certain conditions in the Offer to Purchase, including the Amended Financing Condition.

Deutsche Bank Securities Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are the dealer managers in the Tender Offers. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Deutsche Bank Securities at (toll-free): (855) 287-1922 or (collect): (212) 250-7527, Citigroup Global Markets Inc. at (toll-free): (800) 558-3745 or (New York): (212) 723-6106, RBC Capital Markets, LLC at (toll-free): (877) 381-2099 or (collect): (212) 618-7822 or Wells Fargo Securities, LLC at (toll-free): (866) 309-6316 or (collect): (704) 410-4760. Requests for copies of the Offer to Purchase and other related materials should be directed to Global Bondholder Services Corporation at (toll-free): (866) 807-2200 or (collect): (212) 430-3774.

None of the Company, its board of directors, the dealer managers, the depositary or the information agent or any of the Company, the Offerors or their respective affiliates, makes any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offers. The Tender Offers are made only by the Offer to Purchase. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Offerors by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

ABOUT WEATHERFORD INTERNATIONAL PLC

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,100 locations, including manufacturing, service, research and development, and training facilities and employs approximately 33,100 people.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements as defined under federal law, including those related to the Company’s potential securities offering and tender offers. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the prospectus as supplemented, which is a part of the registration statement, and the risk factors described in the

Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and those risk factors set forth from time-to-time in other filings with the SEC. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Investor Contact:

Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Corporate Marketing & Communications

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